                                                                   EXHIBIT 10.15



                        EMPLOYMENT AGREEMENT AMENDMENT


     Technology Solutions Company ("TSC") and Paul R. Peterson ("Employee") enter into this amendment to his Employment Agreement as of October 1, 1999.

     WHEREAS, on November 22, 1994 Employee entered into an employment agreement covering his position of General Counsel and Secretary ("Employment Agreement").

     WHEREAS, the Employment Agreement contains a Change in Control provision which entitles Employee to receive his salary, bonus, and health insurance benefits for a one year period if following a Change in Control his title, position, duties, or salary is diminished and Employee resigns within 90 days after the diminishment becomes effective; or, if Employee is ordered to relocate permanently to any location outside the Chicago metropolitan area and employee declines and is terminated.

     Employee and TSC now agree to amend the Change in Control provision of his Employment Agreement (paragraph two of Section 3.) by inserting the following sentence after the first sentence in paragraph two: "Notwithstanding anything to the contrary in any of Employee's stock option agreements, Employee's unvested shares at option shall vest automatically upon a Change in Control."


Technology Solutions Company                 Paul R. Peterson


By: /s/ JOHN T. KOHLER                       /s/  PAUL R. PETERSON
    -------------------

Position: CEO
         ------